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[THE GENERAL CHEMICAL GROUP INC. LOGO]

NEWS RELEASE

Media Contact:                              Investor Contact:
Gia L. Oei, 603-929-2489                    David S. Graziosi, 973-599-5507
Gia.Oei@LatonaAssociates.com                DGraziosi@GenChem.com

        General Chemical Group To Consolidate Calcium Chloride Operations

HAMPTON, N.H., Dec. 3, 2002 -- The General Chemical Group Inc. (OTC Bulletin
Board: GNMP) will take an after-tax charge of approximately $7.5 million, or $1.92 per diluted share, during the fourth quarter of 2002 in connection with the closure of its Manistee, Mich., facility and consolidation of its North American calcium-chloride production at its Amherstburg, Ontario, facility by year-end. The charge will include a $6.5 million non-cash write-down of the value of the idled plant assets, as well as severance and other cash charges of approximately $1 million.

         The Amherstburg facility's annual rated capacity of 450,000 flake equivalent tons is sufficient to meet all of General Chemical's anticipated customer requirements for liquid and flake calcium chloride. The company has developed multiple feedstock sources for the Amherstburg operation including brine from General Chemical's wells on site and in Manistee, Mich., as well as third-party suppliers in Southern Ontario.

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About The General Chemical Group Inc.
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General Chemical Group is a leading producer of soda ash and calcium chloride, serving worldwide markets. Calcium chloride is a versatile industrial product preferred for melting ice in winter and controlling dust in summer. Calcium chloride is also a raw material in oil well drilling, petroleum refining, food processing, asphalt recycling, newsprint de-inking, concrete admixtures, water treatment and chemical processing. Additional information about the company and its products is available online at www.genchem.com and www.gogenchem.com.

This announcement includes forward-looking statements. General Chemical has based these forward-looking statements on its current expectations and projections about future events. Although General Chemical believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions including among other things: The Company's outstanding indebtedness and its leverage, the restrictions imposed by its indebtedness, and the Company's ability to comply with these restrictions; the Company's ability to obtain or develop sufficient calcium chloride brine sources on satisfactory terms; the Company's ability to complete and start-up a calcium chloride joint venture in China; fluctuations in the world market price for soda ash due to changes in supply and demand; fluctuations in prices for calcium chloride in North America due to changes in supply and demand; increases in the Company's energy, transportation or labor costs; future modifications to existing laws and regulations affecting the environment, health and safety; and discovery of unknown contingent liabilities, including environmental contamination, at its facilities. General Chemical undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.